Exhibit 99.1
ViaCell Announces Expansion of Amgen Collaboration and License Agreement
and New Technology License from Johns Hopkins
ViaCell Receives License to Key Hematopoietic Growth Factor for Use in
Development of Cellular Therapy Product
BOSTON, Aug. 30 /PRNewswire-FirstCall/ — ViaCell, Inc. (Nasdaq: VIAC) today announced that the Company has licensed from Amgen rights related to the use of recombinant human Granulocyte Colony Stimulating Factor (r-metHuG-CSF) for the development of a cellular therapy product to treat hematological malignancies and genetic diseases. This license represents an expansion of ViaCell’s collaboration and license agreement with Amgen, where ViaCell was previously provided a non-exclusive license to certain other Amgen growth factors for use in developing and manufacturing cell therapy products.
     Amgen has now granted to ViaCell a non-exclusive license to r-metHuG-CSF for ex vivo therapeutic uses. Under the terms of the agreement, ViaCell has granted Amgen a warrant to purchase 200,000 shares of ViaCell common stock. No additional financial terms of the agreement were disclosed. Any product developed using r-metHuG-CSF can be deemed a collaboration product under the terms of the original collaboration agreement.
     In addition, ViaCell has obtained an exclusive license to the U.S. Patent application for a technology from The Johns Hopkins University to be utilized in conjunction with r-metHuG-CSF and other growth factors. This technology, based on the research of Dr. Ian McNiece, Johns Hopkins Oncology Center, Division of Hematologic Malignancies, Baltimore, and Dr. Jinfu Wang, Professor, Department of Biological Technology, College of Life Science, Zhejiang University, Hangzhou, has demonstrated the ability to significantly expand stem and progenitor cells when cord blood is co-cultured with adherent cells in the presence of hematopoietic growth factors.
     “Amgen’s r-metHuG-CSF is an important growth factor with demonstrated utility in cellular therapies. By applying r-metHuG-CSF to the Johns Hopkins co-culturing technology, we believe we will be able to extend our current cell expansion platform for the manufacture of next-generation hematopoietic stem cell products,” said Marc Beer, president and CEO of ViaCell. “We believe that this is further indication of ViaCell’s ability to identify the technologies that could ultimately help realize the therapeutic value of cord blood stem cells.”
     Hematopoietic stem cells from cord blood have been shown to be an appropriate, and often preferred, source of stem cells for transplants, especially in children. Today, stem cells from cord blood are used as a part of the therapy regimen in more than 40 diseases ranging from certain cancers, including leukemia, to genetic diseases, immune system deficiencies and blood disorders.
     About ViaCell
     ViaCell, Inc. is a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company is developing a pipeline of proprietary product candidates intended to address cancer, cardiac disease, diabetes and infertility. ViaCell’s portfolio of proprietary technologies includes Selective Amplification technology and USSCs. The Company’s lead cord blood-derived stem cell therapy product candidate, CB001, is currently in a Phase I clinical trial. ViaCell also offers expecting families the option of preserving their baby’s cord blood stem cells through its Viacord business.
     This press release may contain forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 and it is the Company’s intent that such statements be protected by the safe harbor created thereby. Examples of such statements include, but are not limited to, statements relating to: the purpose of a pre-clinical study of a cardiac cell therapy product candidate for generating data supporting the filing of an IND, the conduct of research to improve production and characterization of islet stem cells, the potential for NIPs-derived pancreatic islet stem cells to produce certain insulin, and the potential benefits of the Company’s product candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to: uncertainties inherent in anticipating the results of pre-clinical and clinical studies; adverse effects on revenues related to litigation, competition and public perception regarding the Company’s product; difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates that could slow or prevent product approval or market acceptance; and the Company’s ability to obtain additional financing if necessary to support development and commercialization activities or unanticipated research and development costs. For further information regarding these and other risks related to the Company’s business, investors should consult the Company’s filings with the Securities and Exchange Commission, including the matters discussed under the heading “Risk Factors That May Affect Results” in the Company’s report on form 10-K filed via EDGAR with the Commission on March 31, 2005 and in subsequent quarterly filings. ViaCell does not undertake any obligation to update forward-looking statements .
     CONTACT: Stephen G. Dance, Corporate Contact of ViaCell, Inc., +1-617-914-3535, sdance@viacellinc.com ; or Clay Kramer, Investors, ckramer@burnsmc.com , or Justin Jackson, Media, jjackson@burnsmc.com , both of Burns McClellan, Inc., +1-212-213-0006